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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

PROCYTE CORPORATION
(Exact name of registrant as specified in its charter)

Washington	91-1307460
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
8511 154th Avenue N.E., Redmond, WA 98052 (Address of principal executive offices, including zip code)
(425) 869-1239 (Registrant's telephone number, including area code)

        Securities to be registered pursuant to Section 12(b) of the Act:

        None

        Securities to be registered pursuant to Section 12(g) of the Act:

        Preferred Stock Purchase Rights

Item 1. Description of Registrant's Securities to be Registered

        In contemplation of ProCyte Corporation, a Washington corporation ("ProCyte"), entering into an agreement and plan of merger (the "Merger Agreement"), with PhotoMedex, Inc., a Delaware corporation ("PhotoMedex"), ProCyte adopted and approved, effective December 1, 2004, an amendment (the "Amendment") to the Rights Agreement dated as of December 7, 1994, between ProCyte and Computershare Investor Services (formerly, American Securities Transfer, Inc.) (the "Rights Agreement"), to provide that the execution, delivery and performance by any party of, and the consummation of the any transactions contemplated by, the Merger Agreement and transaction documents related thereto, will not cause PhotoMedex or any of its affiliates to become an Acquiring Person (as defined in the Rights Agreement) nor give rise to any event that, through the passage of time or otherwise, would result in the occurrence of a Business Combination or a Distribution Date (as those terms as defined in the Rights Agreement).

        The parties executed the Merger Agreement on December 1, 2004, the terms and conditions of which are described in ProCyte's Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2004.

        A copy of the Amendment to the Rights Agreement dated as of December 1, 2004, is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment.

Item 2. Exhibits

        Exhibit 99.1: Amendment to Rights Agreement dated as of December 1, 2004.

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SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

        Date: December 6, 2004

PROCYTE CORPORATION
By:	/s/ JOHN F. CLIFFORD Name: John F. Clifford Title: President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Amendment to Rights Agreement dated as of December 1, 2004

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  Item 1. Description of Registrant's Securities to be Registered
  Item 2. Exhibits
SIGNATURE
EXHIBIT INDEX